UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2015

VOLT INFORMATION SCIENCES, INC.
(Exact name of registrant as specified in its charter)

New York	001-9232	13-5658129
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1065 Avenue of the Americas, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

(212) 704-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lloyd Frank retired as a member of the Board of Directors (the “Board”) effective at Volt Information Sciences, Inc.’s (the “Company”) Annual Meeting of Stockholders held on May 11, 2015 (the “Annual Meeting).  Mr. Frank was not standing for reelection at the Annual Meeting, and the vacancy created by his retirement was filled by the election of the directors described in Item 5.07 below.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The final results of voting on each of the items presented at the Company’s Annual Meeting, as certified by the Company’s independent inspector of election, are set forth below.  Each of items 1, 2, and 3 received the affirmative vote of the holders of a majority of the aggregate voting power of the Company’s Common Stock that was both entitled to vote (i.e., that was outstanding on the Company’s record date) and present in person or by proxy at the Annual Meeting, and was therefore approved pursuant to the Company’s Bylaws. A total of 19,242,149 shares of Common Stock, representing approximately 92.9% of the shares outstanding, were represented at the meeting.

1.	Approval of the Amendment to the Company’s Certificate of Incorporation to Declassify the Board of Directors:

For	Against	Abstain	Broker Non-Votes

13,866,677	1,177,739	461,488	3,736,245

2.	Election of Directors:

	For	Withheld	Broker Non-Votes

James E. Boone	14,427,956	1,181,448	3,632,745
Nick S. Cyprus	14,564,602	1,044,802	3,632,745
Michael D. Dean	14,566,752	1,042,652	3,632,745
Dana Messina	14,566,490	1,042,914	3,632,745
John C. Rudolf	14,389,560	1,219,844	3,632,745
Laurie Siegel	15,572,810	36,594	3,632,745

Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

3.	Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2015:

For	Against	Abstain	Broker Non-Votes

16,220,078	2,437,172	584,899	-

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.

By:	/s/ Paul Tomkins
Paul Tomkins
Senior Vice President and Chief Financial Officer

Date:  May 14, 2015